Exhibit 99.2

StemCells, Inc. Announces Proposed $20 Million Offering

NEWARK, CA, July 15, 2014 (GLOBE NEWSWIRE) - StemCells, Inc. (Nasdaq:STEM), today announced its intent to offer and sell 11,299,435 shares of common stock and short term warrants for the purchase of up to 9,604,520 additional shares of common stock to two well recognized institutional biotechnology investors, subject to market and other conditions, for gross proceeds of $20 million, before deducting placement fees and other offering expenses. StemCells intends to use the net proceeds of the offering for general corporate purposes, including working capital, product development and capital expenditures.

The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.85 of a share of common stock at an offering price of $1.77 per unit. The warrants will first be exercisable six months from the date of issuance at an initial exercise price of $2.17 per share. The warrants will expire at the close of business on the date that is 13 months from the date of issuance.

The offering is expected to close on or before July 18, 2014, subject to customary closing conditions. Ascendiant Capital Markets, LLC is acting as financial advisor and placement agent for the offering.

The units are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC) by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, which was filed with the SEC on July 15, 2014. A copy of the prospectus supplement may be obtained at the website of the Securities and Exchange Commission (SEC) at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company's lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the sufficiency of the proceeds from the exercise of the warrants, if any, to fund 2015 operating expenditures; the Company’s intention and ability to complete the offering and the expected use of net proceeds; and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties regarding the Company’s ability to commercialize a therapeutic product and its ability to successfully compete with other products on the market; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:	Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Andrea Flynn
Russo Partners
(646) 942-5631